EXHIBIT 5.1
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
303 573 1600
303 573 8133
www.joneskeller.com

January 19, 2011

GeoResources, Inc.
110 Cypress Station Drive, Suite 220
Houston, TX 77090

Ladies and Gentlemen:

We have acted as counsel to GeoResources, Inc., a Colorado corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3, SEC Filing No. 333-170832 (the “Registration Statement”), including the prospectus, dated November 10, 2010 (the “Base Prospectus”), as supplemented by the final prospectus supplement, dated January 12, 2011 (together with the Base Prospectus, the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 5,175,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, as referenced in the Registration Statement and the Prospectus.  For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, including the Prospectus, the Company’s articles of incorporation and bylaws, each as amended to date, that certain Underwriting Agreement, dated as of January 12, 2010, by and among Company, certain shareholders of the Company and Wells Fargo Securities, LLC, as representative of the underwriters named therein, and such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate.  We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we reviewed has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party to any such document we examined are such party’s valid and binding obligations, enforceable in accordance with its terms; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; (v) all documents that we examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing, between or among any of the parties that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (vi) no shares of Common Stock will be issued in violation or breach of, nor will such issuance result in a default under, any agreement or instrument that is binding upon the Company or any requirement or restriction imposed by any governmental or regulatory agency, authority or body; (vii) after the issuance of the Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any security exercisable, exchangeable or convertible into shares of Common Stock then outstanding, will not exceed the total number of shares of Common Stock authorized under the Company’s articles of incorporation, as amended to date; and (viii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Colorado.  The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Colorado as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance, and when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor in the manner contemplated by the Underwriting Agreement and in accordance therewith and with the proceedings described in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Colorado and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement and the Prospectus are declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.